Exhibit 99.2

FOR IMMEDIATE RELEASE

Princeton Capital Announces Settlement of Litigation

HOUSTON, TX AND KINGSTON, NJ - January 22, 2016 - Princeton Capital Corporation (OTC:PIAC) (“Princeton” or the “Company”) today announced that on January 19, 2016, the Company, Princeton Advisory Group, Inc., Gregory J. Cannella, Munish Sood, Thomas Jones, Jr. and Trennis L. Jones (collectively, the “Settling Defendants”) on the one hand, entered into a settlement agreement (“Settlement Agreement”) with Capital Link Fund I, LLC, CT Horizon Legacy Fund, LP, Capital Point Partners, LP and Sema4, Inc. (collectively, the “Plaintiffs”) on the other hand. Capital Point Partners, LP is the Company’s largest stockholder.

Subject to the terms and conditions contained therein, the Settlement Agreement settles between the Plaintiffs and the Settling Defendants the disputes described in the lawsuit captioned Capital Link Fund I, LLC, et al. v. Capital Point Management, LP, et al., C.A. No. 11483-VCN (the “Litigation”). No monies were paid or exchanged by any of the parties as a part of the settlement and none of the parties admitted any wrongdoing.

Prior to and in connection with the Settlement Agreement, the board of directors of the Company (the “Board”) authorized the Company entering into the Settlement Agreement and the transactions contemplated by the Settlement Agreement, including the following actions:

i.	increasing the size of the Board from five (5) directors to six (6) directors with such vacancy to be designated as a Class III Director, with a term expiring 2017;

ii.	appointing two additional independent directors, Darren Stainrod and Martin Laidlaw (the “Capital Point Independent Directors”) to the Board, as Class I and Class III Directors, and appointing at least one Capital Point Independent Director to each committee and subcommittee of the Board;

iii.	replacing Jackson as Chairman of the Board with Darren Stainrod (the “New Chairman”);

iv.	terminating the Investment Advisory Agreement, dated as of March 13, 2015 (the “Current Investment Advisory Agreement”), between the Company and Princeton Investment Advisors, LLC (“PIA”), with such termination to be effective on the later of (x) sixty (60) days after written notice of such termination is received by PIA and (y) the date a new investment advisory agreement is approved and adopted by the stockholders of the Company (whereupon that License Agreement, dated as of March 13, 2015 between the Company and PIA shall thereupon automatically terminate);

v.	conditionally approving and adopting a new Investment Advisory Agreement (the “New Investment Advisory Agreement”), between the Company and Princeton Group, and recommending its approval by the stockholders of the Company at the Annual Meeting (as defined below);

vi.	amending the Bylaws of the Company to provide that, from and after January 18, 2016 until the Annual Meeting, (x) a quorum of the Board shall require both a majority of the directors and the presence of at least one of the Capital Point Independent Directors, (y) no committee or subcommittee of the Board may be constituted without the inclusion of at least one of the Capital Point Independent Directors, and (z) no committee or subcommittee of the Board of Directors may take any action (whether by written consent or at a meeting), unless at least one of the Capital Point Independent Directors approves or otherwise votes in favor of such action. The amended Bylaws also provide that only the Nominating and Corporate Governance Committee (or, as permitted by applicable law and in accordance with the Bylaws, the stockholders of the Company) may nominate any persons for election as directors of the Company; and

vii.	directing that an annual meeting of the stockholders of the Company be called upon a date not later than 120 days after January 19, 2016, for the purposes set forth in the Settlement Agreement, including the election to the Board of Mr. Mark DiSalvo and Mr. Greg Bennett.

Concurrently with the execution of the Settlement Agreement by the parties, Thomas Jones, Jr. and Trennis L. Jones resigned as directors of the Company effective as of one business day after the date on which the stockholders of the Company approve all of the Governance Matters (as defined below). The Chief Financial Officer of the Company, Gregory J. Cannella also resigned as a director, officer, manager, employee and/or consultant of the Company and each of its portfolio companies effective as of one business day after the date on which the stockholders of the Company approve all of the Governance Matters

Pursuant to the Settlement Agreement, the Company shall call an annual meeting of stockholders of the Company (the “Annual Meeting”) for the purpose of such stockholders voting on, among other things, (i) the election of one of the Capital Point Independent Directors and Mark DiSalvo as Class I Directors and the other Capital Point Independent Director and Greg Bennett as Class III Directors of the Company, (ii) the approval of the New Investment Advisory Agreement, (iii) subject to review and approval of Articles of Amendment (and the Board advising approval to the stockholders of the Company), the approval of the certain amendments to the charter of the Company, and (iv) such other matters as may be designated by the New Chairman (the matters set forth in the foregoing clauses (i) through (iv), the “Governance Matters”).

In connection with the foregoing, the Plaintiffs agreed to stay the Litigation against the Settling Defendants and promptly following the date on which the Company’s stockholders approve all of the Governance Matters, the Plaintiffs agreed to dismiss with prejudice the Litigation against the Settling Defendants and a former director, Martin Tuchman, in each case, subject to the satisfaction of certain conditions set forth in the Settlement Agreement.

Furthermore, pursuant to the Settlement Agreement and subject to certain conditions and limitations, the Settling Defendants are granting a release of claims against each Capital Point Party and, also pursuant to the Settlement Agreement and subject to certain conditions and limitations, the Company and the Capital Point Parties are granting a release of claims against the Mr. Jones, Mr. Jones Jr. and Mr. Sood and Princeton Advisory Group.

About Princeton Capital Corporation

Princeton Capital Corporation is an externally managed, non-diversified, closed-end investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. Princeton Capital Corporation’s investment objective is to maximize the total return to our stockholders in the form of current income and capital appreciation through the debt securities and related equity investments. The Company’s investment activities are currently managed by its Investment Adviser, Princeton Investment Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the U.S. Securities and Exchange Commission. Princeton Capital Corporation undertakes no duty to update any forward-looking statements made herein. All forward-looking statements speak only as of the time of this press release.

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